Exhibit 10.17

December 2, 2021

Marilee Moy

[***]

[***]

Issued via DocuSign:

Email: [***]

Dear Marilee,

We are very excited about the prospects of your joining Akoya Biosciences, Inc. Should you accept this offer and upon successful completion of a pre-employment background check and drug screen we look forward to having you join the company In January 2022. This letter confirms the terms of your employment.

Position and Duties:

You shall serve in the position of Chief Human Resources Officer with Akoya Biosciences, Inc. (the “Company”) reporting to Brian McKelligon, Chief Executive Officer.

Your position, job description, manager, salary, duties, and responsibilities may be modified from time to time at the sole discretion of Akoya Biosciences, Inc. You agree to strictly adhere to all of the rules and regulations of Akoya Biosciences, Inc. as may be set forth in any Employee Handbook or published policies of Akoya Biosciences, Inc. now or in the future, including all amendments to the Handbook which may be made in the future in Akoya Biosciences, Inc.'s sole discretion (as published or amended from time to time, the "Manual”).

Compensation:

(a)	Salary: Akoya Biosciences, Inc. shall pay you, and you agree to accept from Akoya Biosciences, Inc. in payment for your services to Akoya Biosciences, Inc., a salary of $340,000.00 per year (the "Yearly Salary"), payable in 24 equal installments of $14,166.67 on regular semi-monthly dates established by Akoya Biosciences, Inc., subject to applicable tax withholding requirements. Any proposed increase of your salary, compensation or benefits must be approved by Akoya’s CEO, Brian McKelligon.
(b)	Signing Bonus: The Company will provide you with a one-time signing bonus of $30,000. The sign-on bonus will be issued within the first month of your employment with Akoya. The signing bonus is repayable to the Company on a pro-rata basis should you voluntarily resign your position before your first service anniversary with Akoya.
(c)	Annual Bonus: The Company has created an incentive pay plan under which you may be eligible for an annual cash incentive bonus (the “Bonus”). Your target cash bonus opportunity (the “Bonus”) will be equal to 40% of your gross earnings in the calendar year. Any bonus will be based on a combination of your personal achievement as well as the Company’s ability to meet its financial and operational performance objectives. The payment of any Bonus shall be subject to your continued employment through the date of payment by the Company.
(d)	Incentive Stock Options: The Company will offer you participation in an Equity Incentive Program. Subject to approval by the Board of Directors of the Company (the “Board”), you will be provided an Option to acquire 120,000 shares of the Company’s common stock under the Company’s stock option plan (the “Option”). 25% of the shares subject to the Option will vest on the first anniversary of your date of employment, with the remaining 75% of the shares subject to the Option vesting in equal monthly installments over the subsequent 36 months on the same day of the month as your date of employment,

1080 O’Brien Drive. Suite A, Menlo Park, CA 94025 | 855.896.8401 | www.akoyabio.com | 100 Campus Drive, 6th Floor, Marlborough, MA 01752

subject to your continued service to the Company through each applicable vesting date. The exercise price per share of the Option will be equal to the fair market value per share of the Company’s common stock on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Option.

(e)	Severance and Change of Control: The company agrees amend your employment agreement prior to the end of March 2022 to include severance and change of control provisions consistent with other members of the executive team.

No Other Employment:

You agree to devote your full business time, attention, and best efforts to the business of Akoya Biosciences, Inc. during the employment relationship. Akoya Biosciences, Inc.’s normal business hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. However, you may be required to work additional hours depending on the nature of your work assignments.

Time Off:

Employees at this compensation band are afforded unlimited PTO under the Akoya PTO policy as stated in the Employee Handbook.

Company Holidays:

The Company offers 10 paid Holidays per calendar year. The company holidays are listed in the benefits guide.

Benefit Plans:

You shall be entitled to participate in any standard health and other benefit plans established by Akoya Biosciences, Inc. on terms as may be established by Akoya Biosciences, Inc. in its sole discretion. Although you may be eligible for such benefits if they become available in the future, Akoya Biosciences, Inc. does not promise or represent that such benefits will in fact become available or that once made available they will be continued.

Employee Expenses:

Akoya Biosciences, Inc. will reimburse you for pre-approved business expenses, including those associated with business travel and lodging, (approved by the CEO), as provided within the guidelines of Akoya Biosciences, Inc.’s expense policy. All expenses shall be subject to review and approval by your direct report and the CFO and shall require reasonable documentation.

Confidential Information and Invention Assignment Agreement:

As a condition of your employment with Akoya Biosciences, Inc., you acknowledge that you have executed and delivered a copy of Akoya Biosciences, Inc.'s Proprietary Information and Inventions Agreement and will abide by its terms. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that Akoya Biosciences, Inc. shall be entitled to injunctive relief in case of any such breach or threatened breach.

Current or Previous Confidentiality / Non-Disclosure Agreements:

Akoya reminds you of your obligations, if any, to adhere to confidentiality / non-disclosure agreements previously signed with your current and / or previous employers. It is up to you, the employee, to abide by the obligations of such agreements in terms of the use and disclosure of any company confidential information in any form.

At-Will Employment:

Employment with Akoya Biosciences, Inc. is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time at the will of either you or Akoya Biosciences, Inc. The terms and conditions of employment with Akoya Biosciences, Inc. may be modified at the sole discretion of Akoya Biosciences, Inc. with or without cause and with or without notice. Other than the Chief Executive Officer (“CEO”), no one has the authority to make any agreement for employment other than for employment at-will or to make any agreement limiting Akoya Biosciences, Inc.'s discretion to modify the terms and conditions of employment. Only the CEO has the authority to make

1080 O’Brien Drive. Suite A, Menlo Park, CA 94025 | 855.896.8401 | www.akoyabio.com | 100 Campus Drive, 6th Floor, Marlborough, MA 01752

any such agreement and then only in writing and signed by each of the CEO and the respective employee. No implied contract concerning any employment-related decision or term, or condition of employment can be established by any other statement, conduct, policy, or practice.

Governing Law:

This Agreement is made and shall be construed and enforced in accordance with the laws of the State of California. This Agreement and the Exhibits supersede and replace all prior agreements or understandings, oral or written, between Akoya Biosciences, Inc., and you, except for prior confidentiality agreements, if any. This Agreement may not be modified except by a writing signed both by the CEO and by you.

Arbitration:

In the event of any dispute in connection with this Agreement or the Exhibits, the parties agree to resolve the dispute by binding arbitration in San Francisco, California, under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), with a single arbitrator familiar with employment and technology agreements appointed by AAA. In the event of any dispute, the prevailing party shall be entitled to its reasonable attorneys' fees and costs from the other party, whether the matter is litigated or arbitrated to a final judgment or award. The arbitrator's decision shall be final and binding on all parties and may be entered in any court having competent jurisdiction.

Severability:

If any provision of this Agreement or the Exhibits is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both Akoya Biosciences, Inc., and you.

This offer is contingent upon a background check clearance, reference check, drug test, and satisfactory proof of the employee’s right to work in the US, as required by law.

Employee Review and Receipt of Agreement:

You acknowledge that you have carefully read and considered all provisions of this Agreement and the Exhibits and agree that all of the restrictions set forth herein are fair and reasonably required to protect Akoya Biosciences, Inc.'s interests. You acknowledge that you have received a copy of this Agreement and the Exhibits as signed by you. You acknowledge that, prior to signing this Agreement, you have had an opportunity to seek the advice of independent counsel of your choice relating to the terms of this Agreement.

Sincerely,

Akoya Biosciences, Inc.

By: /s/ Brian McKelligon

Its:  CEO

Date: 12/2/2021

Agreed to and Accepted:

/s/ Marilee Moy 12/2/2021

Marilee Moy / Date

1080 O’Brien Drive. Suite A, Menlo Park, CA 94025 | 855.896.8401 | www.akoyabio.com | 100 Campus Drive, 6th Floor, Marlborough, MA 01752